Exhibit 99.1

Webcast: Today, July 29, 2016 at 10:00 a.m. ET

www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Interim Chief Executive Officer & Chief Financial Officer Beasley Broadcast Group, Inc. 239/263-5000; email@bbgi.com	Joseph N. Jaffoni JCIR 212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS SECOND QUARTER NET

REVENUE OF $27.8 MILLION AND DILUTED EPS OF $0.11

NAPLES, Florida, July 29, 2016 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a large- and mid-size market radio broadcaster, today announced operating results for the three month period ended June 30, 2016.

Summary of Second Quarter Results

In millions, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$ 27.8	$ 27.0	$ 55.2	$ 51.3
Station operating income (SOI – non-GAAP)	8.0	8.3	15.5	14.7
Operating income	4.8	5.1	8.9	7.7
Net income	2.5	2.5	4.3	3.8
Net income per diluted share	$ 0.11	$ 0.11	$ 0.19	$ 0.17

The $0.8 million, or 2.8%, year-over-year increase in net revenue during the three months ended June 30, 2016, primarily reflects higher revenue from the Company’s Tampa-St. Petersburg and Charlotte market clusters.

Station Operating Income (SOI, a non-GAAP financial measure), declined 2.8% in the second quarter of 2016, compared to the second quarter of 2015. The decline reflects a $1.0 million, or 5.3%, increase in station operating expenses at the Company’s Tampa-St. Petersburg and Charlotte market clusters, partially as a result of higher bonuses earned, cash promotions, event/concert expenses and third party costs associated with digital services, which more than offset the increase in 2016 second quarter revenue.

The $0.3 million, or 6.3%, year-over-year reduction in 2016 second quarter operating income is primarily attributable to the 4.9% increase in total operating expenses in the second quarter of 2016 compared with the same period in 2015.

Net income for the 2016 second quarter declined 2.5% to $2.5 million while net income per diluted share was flat with the comparable year ago period at $0.11.

Please refer to the “Calculation of SOI,” and “Reconciliation of SOI to Net Income,” tables at the end of this announcement for a discussion regarding SOI calculations.

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Beasley Broadcast Group, 7/29/16	page 2

Commenting on the results, Caroline Beasley, Interim Chief Executive Officer and Chief Financial Officer, said, “During the second quarter, Beasley’s clusters again outperformed the markets that report to Miller Kaplan on a combined revenue basis and we expect this trend to continue in 2016. In particular, we saw very strong results at our Tampa-Saint Petersburg cluster though our Augusta, Charlotte, Fayetteville, Ft. Myers-Naples and Greenville-New Bern-Jacksonville clusters also outperformed their respective markets on a revenue basis. However, net income and diluted EPS were essentially flat year-over-year as station level promotion and other expenses, increased SG&A partially related to recently announced transaction activity, and investments to strengthen the Company’s infrastructure for the anticipated expansion of our operating base outpaced the quarterly revenue growth.

“Last week we announced an agreement to acquire Greater Media, Inc. in a cash and stock transaction that squarely meets our criteria for prudently expanding Beasley’s footprint while adhering to our core long-term strategic focus on localism. Upon closing, which is expected later this year subject to regulatory and other customary approvals, the Greater Media assets will significantly broaden our local radio broadcasting and digital platform, footprint and revenue base by adding stations that are geographically complementary to our existing operating base while presenting the opportunity for synergies with the Company’s existing operations.

“Specifically, the transaction is expected to increase our broadcast portfolio by approximately 40% and more than double our revenue and audience reach, giving us market leading stations, great brands and an opportunity to engage with brand new markets. We expect the transaction to be accretive to Beasley’s operating results immediately upon closing when taking into account expected synergies, one-time transaction costs and the planned divestiture of certain stations in Charlotte to secure FCC approval. As has been our practice, we expect to allocate free cash flow from our expanded base of operations to debt reduction while continuing to return capital to shareholders through our quarterly cash dividend.

“In this regard, during the second quarter, we made credit facility repayments totaling $3.0 million, reducing borrowings to $83.0 million at June 30, 2016, and declared our eleventh consecutive quarterly cash dividend.

“Looking forward, our keen focus on strong core programming and targeted localism will remain the foundation of our post-transaction operating philosophy. Throughout Beasley’s 55 year history, this approach has supported strong ratings and market leadership, and we believe it will continue to support our commitment to enhancing long-term shareholder value.”

Webcast Information

The Company will host a webcast today, July 29, 2016, at 10:00 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

About Beasley Broadcast Group:

Celebrating its 55th anniversary this year, Beasley Broadcast Group, Inc., (www.bbgi.com) was founded in 1961 by George G. Beasley who remains the Company’s Chairman and Chief Executive Officer. Today, Beasley Broadcast Group owns and operates 52 stations (34 FM and 18 AM) in twelve large- and mid-size markets in the United States. Approximately 7.7 million consumers listen to Beasley radio stations weekly over-the-air, online and on smartphones and tablets and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text, apps and email. For more information, please visit www.bbgi.com.

The Company recently entered into an agreement to acquire Greater Media, Inc. and its 21 radio stations in seven markets including four in new markets (Detroit, MI; Middlesex, NJ; Monmouth, NJ; and, Morristown, NJ) and three in markets where the Company has existing operations (Philadelphia, PA; Boston, MA; and, Charlotte, NC), subject to regulatory and other approvals. Beasley intends to divest certain radio stations in Charlotte, NC to obtain FCC approval of the proposed transaction.

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Beasley Broadcast Group, 7/29/16	page 3

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current beliefs and expectations of the Company’s management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” “may,” “will,” “plans,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements. Factors that could cause actual events to differ include, but are not limited to:

•	the risk that the transaction with Greater Media (the “Transaction”) may not be completed;
•	the ability of the Company to obtain debt financing for the Transaction;
•	the risk that, under certain circumstances the Company may be required to pay a termination fee to Greater Media;
•	the ability to successfully combine the businesses of Beasley and Greater Media;
•	the ability of the Company to achieve the expected cost savings, synergies and other benefits from the proposed Transaction within the expected time frames or at all;
•	the incurrence of significant Transaction-related fees and costs;
•	the incurrence of unexpected costs, liabilities or delays relating to the Transaction;
•	the risk that the public assigns a lower value to Greater Media’s business than the value used in negotiating the terms of the Transaction;
•	the effects of the Transaction on the interests of the Company’s current stockholders in the earnings, voting power and market value of the Company;
•	the risk that the Transaction may not be accretive to the Company’s current stockholders;
•	the risk that the Transaction may prevent the Company from acting on future opportunities to enhance stockholder value;
•	the impact of the issuance of the Company’s Class A common stock in connection with the Transaction;
•	the risk that any goodwill or identifiable intangible assets recorded due to the Transaction could become impaired;
•	the risk due to business uncertainties and contractual restrictions while the Transaction is pending that could disrupt the Company’s business;
•	the risk that a closing condition to the proposed Transaction may not be satisfied;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction;
•	the risk that the stations acquired in the asset exchange with CBS Radio will not be integrated successfully or that the combined company will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected;
•	the risk of unanticipated costs of integrating the stations acquired in the asset exchange with CBS Radio;
•	external economic forces that could have a material adverse impact on our advertising revenues and results of operations;
•	the ability of the Company’s radio stations to compete effectively in their respective markets for advertising revenues and respond to changes in technology, standards and services that affect the radio industry;
•	the Company’s substantial debt levels; and
•	the loss of key personnel.

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Beasley Broadcast Group, 7/29/16	page 4

Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our SEC filings, including but not limited to Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of July 29, 2016, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 7/29/16	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$27,777,381	$27,024,338	$55,232,328	$51,275,177

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	19,729,821	18,741,666	39,716,112	36,555,614
Corporate general and administrative expenses (including stock-based compensation) (3)	2,443,661	2,302,888	4,944,618	4,742,035
Radio station exchange transaction cost	—	46,155	—	349,917
Depreciation and amortization	830,581	839,874	1,669,987	1,958,727

Total operating expenses	23,004,063	21,930,583	46,330,717	43,606,293
Operating income	4,773,318	5,093,755	8,901,611	7,668,884
Non-operating income (expense):
Interest expense	(898,560)	(941,003)	(1,887,084)	(1,889,009)
Other income (expense), net	269,052	18,694	229,411	490,499

Income before income taxes	4,143,810	4,171,446	7,243,938	6,270,374
Income tax expense	1,674,332	1,639,404	2,953,707	2,439,948

Net income	$2,469,478	$2,532,042	$4,290,231	$3,830,426

Basic and diluted net income per share	$0.11	$0.11	$0.19	$0.17

Basic common shares outstanding	23,023,401	22,918,837	23,003,436	22,899,865

Diluted common shares outstanding	23,119,431	22,967,632	23,089,039	22,953,927

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $36,412 and $41,791 for the three months ended June 30, 2016 and 2015, respectively and $72,824 and $83,582 for the six months ended June 30, 2016 and 2015, respectively.
(3)	Includes stock-based compensation of $168,962 and $230,207 for the three months ended June 30, 2016 and 2015, respectively and $367,856 and $558,298 for the six months ended June 30, 2016 and 2015, respectively.

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Beasley Broadcast Group, 7/29/16	page 6

Selected Balance Sheet Data – Unaudited

(in thousands)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$14,121	$14,318
Working capital	26,223	26,180
Total assets	311,316	311,402
Long term debt, net of current portion and unamortized debt issuance costs	82,041	86,462
Stockholders’ equity	$135,994	$133,537

Selected Statement of Cash Flows Data – Unaudited

	Six Months Ended June 30,
	2016	2015
Net cash provided by operating activities	$8,845,051	$5,484,700
Net cash used in investing activities	(792,312)	(1,217,294)
Net cash used in financing activities	(8,249,781)	(6,955,843)

Net decrease in cash and cash equivalents	$(197,042)	$(2,688,437)

Calculation of SOI – Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$27,777,381	$27,024,338	$55,232,328	$51,275,177
Station operating expenses	(19,729,821)	(18,741,666)	(39,716,112)	(36,555,614)

SOI	$8,047,560	$8,282,672	$15,516,216	$14,719,563

Reconciliation of SOI to Net Income – Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
SOI	$8,047,560	$8,282,672	$15,516,216	$14,719,563
Corporate general and administrative expenses	(2,443,661)	(2,302,888)	(4,944,618)	(4,742,035)
Radio station exchange transaction costs	—	(46,155)	—	(349,917)
Depreciation and amortization	(830,581)	(839,874)	(1,669,987)	(1,958,727)
Interest expense	(898,560)	(941,003)	(1,887,084)	(1,889,009)
Other income (expense), net	269,052	18,694	229,411	490,499
Income tax expense	(1,674,332)	(1,639,404)	(2,953,707)	(2,439,948)

Net income	$2,469,478	$2,532,042	$4,290,231	$3,830,426

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